Exhibit 23.9

Consent of Qualified Person

In accordance with the requirements of Regulation S-K 1300 Modernization of Property Disclosures
§229.1302(b)(4)(iv) §229.601(b)(23)

Report Description

Report titled “Technical Report Summary of a Definitive Feasibility Study of the Ewoyaa Lithium Project”
(“Report”)

Piedmont Lithium Inc.
(“Company”)

Ewoyaa Lithium Project
(“Deposit”)

February 26, 2024
(“Date of Report”)

Statement

I, Lennard Kolff van Oosterwijk, of Atlantic Lithium Ltd., confirm that:

●	In connection with the filing of Amendment No. 3 to the Registration Statement on Form S-3 (No. 333-259798) of the Company (the “Amendment”), I consent to:
o
The incorporation by reference of the Technical Report Summary titled “Technical Report Summary of a Definitive Feasibility Study of the Ewoyaa Lithium Project in Ghana” (“TRS – Definitive Feasibility Study”) filed February 28, 2024 into the Amendment; and,

o
The use of the Atlantic Lithium Ltd. name, including our status as an expert or Qualified Person (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission) in connection with the TRS – Definitive Feasibility Study; and,

o
The information derived, summarized, quoted or reference from the TRS – Definitive Feasibility Study, or portions thereof, that were prepared by us, that we supervised the preparation of and/or that was reviewed or approved by us, that is reported or incorporated by reference into the Amendment.

●	I have read and understood the requirements of the Regulation S-K 1300 Modernization of Property Disclosures.
●	I am a “Qualified Person” as defined by Regulation S-K, and to the activity for which I am accepting responsibility.
●	I have reviewed the Technical Report Summary to which this Consent Statement applies.
●
I am a full-time employee of Atlantic Lithium Ltd. who has been engaged by Piedmont Limited. Inc. to prepare the documentation for the Ewoyaa Lithium Project on which the Report is based, for the period ended on December 31, 2023.

I verify that the Report is based on and fairly and accurately reflects in the form and context in which it appears, the information in our supporting documentation relating to:

●	Section 1 – Executive Summary
●	Section 5 - History
●	Section 7 - Exploration
●	Section 25 – Reliance on Information Provided by the Registrant

CONSENT

I consent to the incorporation by reference of the Technical Report Summary by Piedmont Lithium Inc. (“Reporting Company”) into Amendment No. 3 to the Registration Statement on Form S-3 (No. 333-259798) of the Reporting Company.

Additional Reports related to the Deposits for which the Qualified Person signing this form is accepting responsibility:

●	The Reporting Company’s Annual Reports (10-K) for the next 12 months;
●	The Reporting Company’s Quarterly Reports for the next 12 months;
●	The Reporting Company’s Investor Presentations for the next 12 months;
●	The Reporting Company’s future press releases for the next 12 months, until such time that the Report is superseded or this consent is otherwise withdrawn;
●	The Reporting Company’s exhibition booths at any conferences for the next 12 months; and
●
Any other releases, presentations and promotional material made by the Reporting Company during the next 12 months, until such time that the exploration target included in the Report is superseded or this consent is otherwise withdrawn.

/s/Lennard Kolff van Oosterwijk	May 14, 2024
Signature of Competent Person	Date

Australian institute of Geoscientists	4509
Professional Membership	Membership Number

/s/ Keith Muller	Keith Muller
Signature of Witness	Print Witness Name